Exhibit 15

June 2, 2015

The Board of Directors and Shareholders

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, and 333-163200 on Form S-8 and 333-187493 on Form S-3) of Dollar General Corporation of our report dated June 2, 2015 relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended May 1, 2015.

/s/ Ernst & Young LLP
Nashville, Tennessee